Filed Pursuant to Rule 433

Registration Statement No. 333-196442

Pricing Term Sheet

June 2, 2014

Express Scripts Holding Company

$500,000,000 1.25% Senior Notes due 2017

$1,000,000,000 2.25% Senior Notes due 2019

$1,000,000,000 3.50% Senior Notes due 2024

This term sheet to the preliminary prospectus supplement dated June 2, 2014 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Express Scripts Holding Company (the “Issuer”)

Ratings:	Moody’s: Baa3 (Positive) / S&P: BBB+ (Stable)

Security Description:	1.25% Senior Notes due 2017 (the “Notes due 2017”) 2.25% Senior Notes due 2019 (the “Notes due 2019”) 3.50% Senior Notes due 2024 (the “Notes due 2024”)

Aggregate Principal Amount:	Notes due 2017: $500,000,000 Notes due 2019: $1,000,000,000 Notes due 2024: $1,000,000,000

Issue Price (Price to Public):	Notes due 2017: 99.962% of Principal amount Notes due 2019: 99.759% of Principal amount Notes due 2024: 99.272% of Principal amount

Maturity Date:	Notes due 2017: June 2, 2017 Notes due 2019: June 15, 2019 Notes due 2024: June 15, 2024

Coupon:	Notes due 2017: 1.25% Notes due 2019: 2.25% Notes due 2024: 3.50%

Benchmark Treasury:	Notes due 2017: 0.875% UST due May 15, 2017 Notes due 2019: 1.500% UST due May 31, 2019 Notes due 2024: 2.500% UST due May 15, 2024

Benchmark Treasury Price and Yield:	Notes due 2017: 100-05 3/4 / 0.813% Notes due 2019: 99-16+ / 1.601% Notes due 2024: 99-21+ / 2.537%

Spread to Benchmark Treasury:	Notes due 2017: T+45 bps Notes due 2019: T+70 bps Notes due 2024: T+105 bps

Yield to Maturity:	Notes due 2017: 1.263% Notes due 2019: 2.301% Notes due 2024: 3.587%

Interest Payment Dates:

Notes due 2017: Semi-annually in arrears on each June 2 and December 2, commencing on December 2, 2014

Notes due 2019: Semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2014

Notes due 2024: Semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2014

Optional Redemption:

Notes due 2017: T+10

Notes due 2019: T+15

Notes due 2024: T+20

At any time on or after 90 days prior to the maturity date of the Notes due 2024, the Notes due 2024 will be redeemable by the Issuer, in whole or in part, at par.

Trade Date:	June 2, 2014

Settlement Date:	June 5, 2014 (T+3)

Legal Format:	SEC Registered

CUSIP/ISIN:	Notes due 2017: 30219G AJ7 / US30219GAJ76 Notes due 2019: 30219G AH1 / US30219GAH11 Notes due 2024: 30219G AK4 / US30219GAK40

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBS Securities Inc.

Co-Managers:

Notes due 2017

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Notes due 2019

Credit Agricole Securities (USA) Inc.

DNB Markets, Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Notes due 2024

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated June 2, 2014, as supplemented by a preliminary prospectus supplement, dated June 2, 2014 (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents incorporated therein that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-4611 or RBS Securities Inc. at 1-866-884-2071.